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                                                                   Exhibit 10.61


                                AGENCY AGREEMENT

                  This Agency Agreement (this "Agreement") is made as of this 31st of December, 2001, by and among: Quality Stores, Inc., a Delaware corporation, with a principal place of business at 455 E. Ellis Road, Muskegon, MI 49441 (the "Merchant"); Tractor Supply Company, a Delaware corporation, with a principal place of business at 320 Plus Park Blvd., Nashville, TN 37217 ("TSC"); Great American Group, a California corporation, with a principal place of business at One Parkway North Suite 520, Deerfield, IL 60015; Gordon Brothers Retail Partners, LLC, a Delaware limited liability company, with a principal place of business at 40 Broad Street, Boston, MA 02109; and DJM Asset Management LLC, a Delaware limited liability company, with a principal place of business located at 445 Broad Hollow Road, Melville, NY 11747 (collectively, the "Agent") (Merchant and Agent shall each be referred to herein as a "Party" or collectively as the "Parties")

                                    RECITALS

         WHEREAS, Merchant is a debtor and debtor in possession under Chapter 11 of the United States Bankruptcy Code, in Chapter 11 Case No. GG01-10661 (the "Case") in the United States Bankruptcy Court for the Western District of Michigan (the "Bankruptcy Court"); and

         WHEREAS, Merchant desires that Agent act as Merchant's exclusive agent for the purpose of disposing of all of: (A) the Merchandise (as hereafter defined) located at Merchant's (i) stores identified on Exhibit 1A attached hereto and made a part hereof (each a "Store" and collectively, the "Stores"),
(ii) warehouse identified on Exhibit 1B attached hereto and made a part hereof (the "Warehouse", and together with the Stores, the "Closing Locations"), (iii) stores identified on Exhibit 1C attached hereto and made a part hereof (the "Closed Stores"), which Merchandise shall be moved to the Stores promptly following the Closing, by conducting a "going-out-of-business", "store closing", or similar theme sale (the "Sale") at the Stores, subject to the terms and conditions set forth herein; (B) Merchandise in-transit to the Closing Locations from either the Closed Stores or from third party vendors (if Merchant has pre-paid for such Merchandise); (C) Merchant's owned furniture, fixtures and equipment located at the Closing Locations (collectively the "FF&E"); and (D) Merchant's fee ownership and leasehold interests at the Closing Locations (collectively, the "Real Property Interests") (the foregoing shall be hereinafter collectively referred to as the "Transaction"); and

         WHEREAS, Agent acknowledges that Merchant has previously disposed or is presently disposing of its inventory through "going out of business" or similar sales at one hundred and six (106) of its other retail locations (the "Other GOB Stores"), which inventory at the Other GOB Stores is not the subject of this Agency Agreement or the exclusive agency relationship between Merchant and Agent in connection with the Transaction; and

         WHEREAS, Agent is willing to serve as Merchant's exclusive agent solely for the purposes of the Transaction in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Agent and Merchant agree as follows:
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         Section 1. Merchant hereby appoints Agent, and Agent hereby agrees to serve, as Merchant's exclusive agent solely for the purpose of the Transaction in accordance with the terms and conditions of this Agreement. Merchant's and Agent's obligations hereunder are subject to the approval of the Bankruptcy Court and shall be of no force and effect in the event that the Approval Order is not entered on December 31, 2001, unless otherwise mutually agreed between Merchant and Agent, in which event this Agreement shall terminate, the Good Faith Deposit shall be promptly refunded to Agent, and the Parties shall have no further obligations hereunder.

         Section 2. Transaction Consideration/Closing.

         2.1 Transaction Consideration. In consideration of the Merchant's agreement to enter into the Transaction with the Agent, the Agent shall pay the Merchant the total amount of One Hundred Four Million and 0/100 Dollars ($104,000,000.00), as increased or decreased pursuant to the provisions of
Section 4.2 hereof (such total, the "Transaction Consideration").

         2.2 Timing of Payment.

                  (a) Agent has deposited the amount of $8,870,000 (the "Good Faith Deposit") with Chicago Title Insurance Company (the "Title Company") to be held by the Title Company in its standard form of strict joint order escrow (the "Earnest Money Escrow"). Agent and Merchant shall equally split all fees and expenses of the Earnest Money Escrow.

                  (b) The Good Faith Deposit shall be applied against the Transaction Consideration. In the event that all Closing Conditions are satisfied or waived by Merchant or Agent, as the case may be, and Agent in bad faith refuses to close, the Good Faith Deposit shall be forfeited to Merchant as Merchant's sole and exclusive remedy against Agent therefor. The obligations set forth in this Section 2.2(b) shall survive any termination of this Agreement.

                  (c) On December 31, 2001 (the "Closing Date"), the Agent shall
(i) along with Merchant, direct the Escrow Agent to transfer the Good Faith Deposit to Merchant; (ii) pay to the Merchant the amount of the Transaction Consideration less the total of the Good Faith Deposit plus the sum of Three Million and 0/100 Dollars ($3,000,000.00), and (iii) deposit into the Inventory Escrow the amount of Three Million and 0/100 Dollars ($3,000,000.00) (such payments, directions and deposits, collectively, the "Closing").

                  (d) The Closing shall occur promptly after the entry of the Approval Order at the offices of Kirkland & Ellis, 200 E. Randolph Drive, Chicago, Illinois, Suite 5400, or at such other location as the Parties may jointly designate.

         2.3 Manner of Payment.

                  (a) All amounts required to be paid by Agent or Merchant under any provision of this Agreement shall be made by wire transfer of immediately available funds which shall be wired by Agent or Merchant, as applicable, no later than 2:00 p.m. (Eastern Time) on the date that such payment is due; provided, however, that all of the information necessary to complete the wire transfer has been received by Agent or Merchant, as applicable, by 10:00 a.m. (Eastern Time) on the date that such payment is due. In the event that the date on which any
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such payment is due is not a business day, then such payment shall be made by wire transfer on the next business day.

                  (b) Agent shall be permitted, in Agent's sole discretion, to satisfy in whole or in part the Agent's obligations in respect the Transaction Consideration by offsetting Proceeds held by Merchant against such payment obligations; provided however, nothing contained in this Section 2.3(b) shall be deemed to amend, modify or otherwise affect the timing of the Agent's obligations to pay the Transaction Consideration pursuant to Section 2.1.

         Section 3. Expenses of the Sale.

         3.1 Expenses. Agent shall be unconditionally responsible for all Expenses incurred in conducting the Sale during the Sale Term, which expenses shall be paid by Agent in accordance with Section 3.2 below. As used herein, "Expenses" shall: (A) include (i) all Store-level expenses at the Stores actually incurred by Merchant during the Sale Term including but not limited to these items listed on Exhibit 3.1 attached hereto, and (ii) all non-Store-level expenses in the amount of the greater of (x) $160,000/week for each week of the Sale Term or (y) $1,600,000.00; and (B) not include (i) the costs and expenses for Merchant's central administrative services necessary for the Sale, including, but not limited to, home office employees, occupancy expenses for the home office, MIS services, inventory processing and handling and data processing and reporting to the extent such services are normally provided by Merchant, in house, and (ii) the costs of moving the Merchandise from the Closed Stores to the Closing Locations.

         3.2 Payment of Expenses; Security.

                  (a) All Expenses incurred or accrued during each week of the Sale (i.e., Sunday through Saturday) shall be paid directly by Agent, paid by Agent to Merchant, or offset from Proceeds held by Merchant, immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to
Section 7.7 below, based upon invoices and other documentation reasonably satisfactory to Agent.

                  (b) To secure Agent's obligations to pay Expenses, Agent shall deliver to Merchant an irrevocable and unconditional standby letter of credit ("Expense L/C") in an original face amount of Three Million and 0/100 Dollars ($3,000,000.00), substantially in the form of Exhibit 3.2(b), naming Merchant as the beneficiary. The Expense L/C shall be delivered to Merchant no later than the Sale Commencement Date, and shall be issued by a U.S. national bank selected by Agent and reasonably acceptable to Merchant, the statutory committee of unsecured creditors (the "Creditor's Committee"), and Fleet National Bank, as agent for Merchant's secured lender(s) (collectively, "Fleet").

                  (c) In the event that Agent fails to pay any Expense(s) when due, or within three (3) business days after Merchant notifies Agent that any Expense(s) are unpaid and past due, or in the event the Expense L/C will expire within five (5) business days and certain Expenses are unpaid, Merchant shall be entitled to draw on the Expense L/C to fund such unpaid amount. The Expense L/C shall expire not earlier than the date that is sixty (60) days after the Sale Termination Date; provided that, in the event that at the scheduled expiration date of the
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Expense L/C there remains any unresolved dispute as to the amount of any unpaid
Expense hereunder, Merchant may, in its discretion, exercise the right to cause Agent to have the expiration date of the Expense L/C extended for thirty (30) day intervals (or such other longer duration as Merchant and Agent may agree) until such time as the subject dispute has been resolved and any additional amounts due hereunder paid to Merchant. To the extent that Merchant exercises a proper draw on the Letter of Credit, Agent shall, within five (5) business days after such draw, cause either (a) a replenishment of the Expense L/C to its original face amount, or (b) the issuance of a supplemental expense letter of credit in an amount equal to Merchant's draw on the Expense L/C (the "Supplemental Expense L/C"), which Supplemental Expense L/C shall be in substantially the same form and issued by the same bank as the Expense L/C.

         Section 4. Merchandise.

         4.1 Merchandise Count.

                  (a) Agent acknowledges that a physical inventory of the Merchandise in a portion of the Stores has been completed and is ongoing through the Closing Date, as the same shall be rolled forward pursuant to Section 4.5 of this Agreement (the "Merchandise Count"). The Merchandise Count has been and shall be completed by RGIS. Agent may have representatives present during the Merchandise Count. Merchant and Agent acknowledge and agree that, as of the Closing Date, the Merchandise Count shall be completed as to only a portion of the Closing Locations (each such Closing Location shall be referred to as a "Counted Closing Location"; each Closing Location as to which the Merchandise Count will not be completed as of the Closing Date, plus each of the Closed Stores, shall be referred to as an "Uncounted Closing Location"). The same procedure shall be used for counting the Merchandise in the Uncounted Closing Locations as was used in counting the Merchandise in the Counted Closing Locations, including, without limitation, the treatment of Unsaleable Merchandise. During the Merchandise Count, the Merchandise has been and shall be valued at Merchant's actual cost for the Merchandise, determined on a perpetual cost basis as reflected on Merchant's books and records kept in the normal course. The Parties agree to be cooperative and reasonable in connection with the Merchandise Count. Merchant shall be responsible for the transfer of all Merchandise from the Warehouse and the Closed Stores to the Closing Locations. Merchant shall reasonably cooperate with Agent in the determination of the location for the transfer of the Merchandise.

                  (b) Subject to Section 4.1(a) above, for purposes of this Agreement, including, without limitation, the calculation of the Transaction Consideration, "Merchandise" shall mean all finished goods inventory that is owned by Merchant located in the Closing Locations and the Closed Stores on the Sale Commencement Date, including, but not limited to: (i) Merchandise subject to Gross Rings; (ii) Warehouse Merchandise; (iii) Third Party In-Transit Merchandise; and (iv) Closed Store In-Transit Merchandise. Notwithstanding the foregoing, "Merchandise" shall not include: (A) Unsaleable Merchandise; (B) goods which belong to sublessees, licensees or concessionaires of Merchant; (C) goods held by Merchant on memo, on consignment, or as bailee; (D) all merchandise related to Merchant's "Valu-Bilt" product line; and (E) all merchandise at the Other GOB Stores.
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                  (c) As used herein, the following terms shall have the
respective meanings set forth below:

                           (i) "Unsaleable Merchandise" means any item of
Merchandise that is so damaged or defective that such item has not been and is not being counted in the Merchandise Count by RGIS under its guidelines, if any, or practices consistently applied during the Merchandise Count.

                           (ii) "Warehouse Merchandise" means any item of
Merchandise that is located in the Warehouse on the Sale Commencement Date.

                           (iii) "Gross Rings" means in the event that the Sale
commences prior to the completion of the Merchandise Count at any Closing Location, then for the period from the Sale Commencement Date until the Merchandise Count for such Closing Location, Agent and Merchant shall jointly keep (i) a strict count of gross register receipts less applicable Sales Taxes ("Gross Rings"), and (ii) cash reports of sales within such Closing Location. Register receipts shall show for each item sold the Retail Price for such item and the markdown or discount, if any, specifically granted by Agent in connection with such Sale. All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice.

                           (iv) "Third Party In-Transit Merchandise" means
Merchandise from third party vendors, for which Merchant has paid on C/A terms, which is in transit on the Closing Date to a Closing Location. On the Closing Date, Merchant shall assign to Agent all of Merchant's rights against third party vendors in the event that the Third Party In-Transit Merchandise does not arrive at a Closing Location.

                           (v) "Closed Store In-Transit Merchandise" means
Merchandise which is in transit on the Closing Date from a Closed Store to a Closing Location.

         4.2 Merchandise Value. On the Closing Date, the value of (i) the Merchandise at the Counted Closing Locations, as indicated by the Merchandise Count and as rolled-forward through the Closing Date, as estimated pursuant to
Section 4.5 of this Agreement, to reflect all Merchandise received and sold at the Counted Closing Locations after the date of the Merchandise Count (the "Closing Location Actual Merchandise Value"), plus (ii) ninety three and 2/10 percent (93.2%) of the perpetual cost value of the Merchandise at the Uncounted Closing Locations, as reflected on Merchant's books and records (the "Uncounted Closing Location Estimated Merchandise Value") (the total of the Closing
Location Actual Merchandise Value and the Uncounted Closing Location Estimated Merchandise Value shall be referred to as the "Closing Date Merchandise Value"). In the event that the Closing Date Merchandise Value is: (i) less than One Hundred Thirty Million and 0/100 Dollars ($130,000,000.00), then the Transaction Consideration shall be reduced at Closing by the amount of (A) One Hundred
Thirty Million and 0/100 Dollars ($130,000,000.00) minus the Closing Date Merchandise Value times (B) 0.60; or (ii) more than One Hundred Thirty Million and 0/100 Dollars ($130,000,000.00), then the Transaction Consideration shall be increased at Closing by the amount of (A) the
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Closing Date Merchandise Value less One Hundred Thirty Million and 0/100 Dollars
($130,000,000.00) times (B) 0.70; provided, however, in no event shall the Transaction Consideration be increased by virtue of this provision by more than Three Million Five Hundred Thousand and 0/100 Dollars ($3,500,000.00).

         4.3 Inventory Escrow. At or prior to the Closing Date, the Merchant and the Agent shall create an escrow in substantially the form of Exhibit 4.3 attached hereto (the "Inventory Escrow"). At the Closing, (i) the Merchant, the Agent and the Title Company shall execute the Inventory Escrow, and (ii) the Agent shall deposit into the Inventory Escrow the total sum of Three Million and 0/100 Dollars ($3,000,000.00) (the "Inventory Escrow Funds"). Upon the completion of the Merchandise Count at the Uncounted Closing Locations, as rolled back to the Closing Date (the "Uncounted Closing Location Actual Merchandise Value"). In the event that the Uncounted Closing Location Actual Merchandise Value exceeds the Uncounted Closing Location Estimated Merchandise Value, then (i) the Merchant and the Agent shall jointly direct the Title Company to disburse the Inventory Escrow Funds, plus all interest earned thereon, to Merchant, and (ii) Agent shall promptly pay to Merchant the amount of (A) the Uncounted Closing Location Actual Merchandise Value less the Uncounted Closing Location Estimated Merchandise Value, times (B) 0.70. In the event that the Uncounted Closing Location Actual Merchandise Value is less than the Uncounted Closing Location Estimated Merchandise Value, then the Merchant and the Agent shall jointly direct the Title Company to disburse to Agent that portion of the Inventory Escrow Funds equal to the amount of (A) the Uncounted Closing Location Estimated Merchandise Value less the Uncounted Closing Location Actual Merchandise Value, times (B) 0.60; provided, however, in no event shall Merchant be obligated to refund to Agent any portion of the Transaction Consideration in excess of the total amount of the Inventory Escrow Funds.

         4.4 Excluded Goods. Merchant shall retain all rights and responsibility for any goods not included as Merchandise hereunder and shall remove such goods from the Stores on terms and conditions as shall be mutually agreed upon by Merchant and Agent.

         4.5 Merchandise Roll-Forward Procedure. Merchant and Agent acknowledge and agree that (i) the Closing Date Merchandise Value shall be rolled-forward through the Closing Date to reflect all Merchandise received and sold at the Closing Locations through the Closing Date, and (ii) as of the Closing Date, the Closing Date Merchandise Value may be rolled-forward through only Saturday, December, 29, 2001. As a result, Merchant and Agent shall estimate the total of Merchandise to be received and sold at the Closing Locations on Sunday, December 30, 2001 and on the Closing Date for purposes of determining the Closing Date Merchandise Value (such estimate, the "Estimated Roll Forward Adjustment"). Within seven (7) days after the Closing Date, Merchant and Agent shall determine the actual amount of Merchandise received and sold at the Closing Locations on Sunday, December 30, 2001 and on the Closing Date (the "Actual Roll Forward Adjustment"). In the event that the Estimated Roll Forward Adjustment caused the Closing Date Merchandise Value to be higher than the Actual Roll Forward Adjustment, then the Merchant shall promptly pay to the Agent the amount by which the Estimated Roll Forward Adjustment is greater than the Actual Roll Forward Adjustment. In the event that the Estimated Roll Forward Adjustment caused the Closing Date Merchandise Value to be lower than the Actual Roll Forward Adjustment, then the Agent shall promptly pay to
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Merchant the amount by which the Estimated Roll Forward Adjustment is less than the Actual Roll Forward Adjustment.

         Section 5. Sale Term.

         5.1 Term. The Sale shall commence on January 1, 2002 (the "Sale Commencement Date"). Subject to any restrictions that may exist by virtue of applicable law or regulation (except as may otherwise be provided in the Approval Order), the Agent shall complete the Sale at each Store, and shall vacate each Closing Location, on or before March 31, 2002 (the "Sale Termination Date"). The period from the Sale Commencement Date to the Sale Termination Date shall be referred to herein as the "Sale Term." Subject to applicable law or regulation (except as may otherwise be provided in the Approval Order), the Sale Termination Date may be (a) extended by mutual written agreement of Agent and Merchant; or (b) accelerated by Agent, in which case Agent shall provide Merchant with not less than ten (10) days advance written notice of any such planned accelerated Sale Termination Date.

         5.2 Vacating the Closing Locations. Subject to the terms of Section 5.1 hereof, Agent shall provide Merchant with not less than ten (10) days' advance written notice of its intention to terminate the Sale and vacate a Closing Location (the "Vacate Date"). On a Vacate Date, Agent shall vacate the Closing Location, remove all Remaining Merchandise and leave the Closing Location in "broom clean" condition (ordinary wear and tear excepted). Agent shall be obligated to pay all Expenses for each Closing Location until such Closing Location is vacated. All assets of Merchant used by Agent in the conduct of the Sale (e.g., FF&E, supplies) shall be returned by Agent to Merchant or left at the Closing Location's premises at the end of the Sale Term to the extent the same have not been used in the conduct of the Sale or have not been otherwise disposed of through no fault of Agent. Where reference is made in this Section 5 to vacating the Closing Locations, subject to the provisions of Section 15 hereof, such shall mean vacating the Closing Location in favor of Merchant, its representatives or assignee and shall not mean vacating possession or disclaimer of lease in favor of the landlord or owner of the Closing Location premises.

         Section 6. Sale Proceeds.

         6.1 Proceeds. For purposes of this Agreement, "Proceeds" shall mean the total amount (in dollars) of all sales of Merchandise made under this Agreement, exclusive of (i) Sales Taxes, (ii) credit card and bank card fees and chargebacks, (iii) all funds received by Agent after the Sale Commencement Date but attributable to a sale of merchandise (other than a sale of the Merchandise) at a Closing Location prior to the Sale Commencement Date (referred to herein as "Accounts Receivable"), and (iv) all funds received from the sale of merchandise which constitutes the Merchant's "Valu-Bilt" product line (hereinafter, "Valu-Bilt Proceeds").

         6.2 Credit Card Proceeds. Agent shall use Merchant's credit card facilities (including Merchant's credit card terminals and processor(s), credit card processor coding, merchant identification number(s) and existing bank accounts) for credit card sales; provided however, Agent shall not accept Merchant's proprietary credit card. Merchant shall process credit card transactions, applying customary practices and procedures. Merchant shall cooperate with Agent to down-load data from all credit card terminals each day during the Sale Term and to effect
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settlement with Merchant's credit card terminals each day during the Sale Term and to effect settlement with Merchant's credit card transactions under Merchant's merchant identification number(s). At Agent's request, Merchant shall cooperate with Agent to establish merchant identification numbers under Agent's name to enable Agent to process all credit card sales for Agent's account. Merchant shall deposit the net settlement received from any credit card sales receipts into the Designated Deposit Accounts until Agent opens the Agency Accounts, at which time any credit card sales receipts shall be deposited into the Agency Accounts. Merchant shall prepare a weekly reconciliation of the amounts deposited with respect to the sales of Merchandise by credit plus Sales Taxes less credit card and bank card fees, chargebacks and service charge adjustments, returns allowances and customer credits. Merchant shall not be responsible for paying and Agent shall pay as an Expense hereunder, all credit card fees charges, and chargebacks related to the Sale, whether received during or after the Sale Term.

         6.3 Control of Proceeds.

                  (a) Within twenty-one (21) days after the Sale Commencement Date, Agent shall establish its own accounts, dedicated solely for the deposit of the Proceeds and the disbursement of amounts payable to Agent hereunder (the "Agency Accounts") and Merchant shall promptly upon Agent's request execute and deliver all necessary documents to open and maintain the Agency Accounts. Agent shall exercise sole signatory authority and control with respect to the Agency Accounts; provided however, upon request, Agent shall promptly deliver to Merchant copies of all bank statements and other information relating to the Agency Accounts. Merchant shall not be responsible for and Agent shall pay as an Expense hereunder, all bank fee and charges, including wire transfer charges, related to the Agency Accounts, whether received during or after the Sale Term. Upon Agent's designation of the Agency Accounts, all Proceeds of the Sale (including credit card proceeds) shall be deposited into the Agency Accounts.

                  (b) During the period between the Sale Commencement Date and the date Agent designates the Agency Accounts, all Proceeds of the Sale shall be collected by Agent and deposited on a daily basis into Merchant's existing accounts designated for the Stores, and are designated solely for the deposit of Proceeds of the Sale (including credit card proceeds), and the disbursement of amounts payable by Agent hereunder. Commencing on the first business day following Closing and the issuance of the Expense L/C, and on each business day thereafter (or as soon thereafter as is practicable), Merchant shall promptly pay to Agent by wire funds transfer all collected funds constituting Proceeds deposited in such accounts (but not any other funds, including, without limitation, any proceeds of Merchant's inventory sold prior to the Sale Commencement Date). During this interim period, Agent shall control the Proceeds of the Sale, and Fleet shall not take any action with respect to such Proceeds, which shall inure solely for the benefit of Agent, subject to only Agent's payment obligations hereunder.

         Section 7. Conduct of the Sale.

         7.1 Rights of Agent. Subject to the Approval Order and Agent's obligations under Section 3.1 of this Agreement, Agent shall be permitted to conduct the Sale as a "going-out-of-business sale", "store closing," or similar theme sale in the Stores throughout the Sale Term in a manner consistent with the Sale guidelines annexed hereto as Exhibit 7.1 (the "Sale

Guidelines"). In addition to any other rights granted to Agent hereunder, in conducting the Sale, Agent, in the exercise of its sole discretion, shall have the right:

                  (a) to establish Sale prices and Store hours which comply with the terms of applicable leases, mortgages or other occupancy agreements, and local laws or regulations, including, without limitation, Sunday closing laws;

                  (b) to use without charge during the Sale Term all FF&E, bank accounts (other than Agent's obligation to pay bank fees pursuant to Section 6.3 hereof), Closing Location -level customer lists and mailing lists, computer hardware and software, existing supplies located at the Stores, intangible assets (including Merchant's trade names, logos and tax identification numbers), Stores' keys, case keys, security codes, and safe and lock combinations required to gain access to and operate the Closing Locations, and any other assets of Merchant located at the Closing Locations (whether owned, leased, or licensed) consistent with applicable terms of leases or licenses. Agent shall exercise due care and return to the Merchant immediately at the end of the Sale all materials and supplies except materials or supplies expended;

                  (c) to use Merchant's central office facilities, central administrative services and personnel to process payroll, perform MIS and provide other central office services necessary for the Sale, in which cases the costs and expenses associated therewith shall be paid by Agent;

                  (d) to establish and implement advertising, signage (including interior banners in all Stores and exterior banners at non-enclosed malls), and promotion programs consistent with a "going-out-of-business", "store closing, this location only", "sale on everything, this location only," or similar theme sale, and as otherwise provided in the Approval Order and the Sale Guidelines (including, without limitation, by means of media advertising, A-frame, and similar signage); and

                  (e) to transfer Merchandise between Stores and from the Warehouse to the Stores.

         7.2 Terms of Sales to Customers, Law Compliance. Subject to Agent's compliance with applicable law, all sales of Merchandise will be "final sales" and "as is", and all advertisements and sales receipts will reflect the same. Additionally, during the Sale Term Agent shall utilize register receipts in the Stores that are of a color that is different from the color utilized by Merchant in the Other GOB Stores and the Closed Stores. Agent shall also clearly mark all Merchandise sold at the Stores during the Sale Term so as to distinguish such Merchandise from the Merchandise sold at Merchant's Other GOB Stores and the Closed Stores. Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturer's warranties to customers. All sales will be made only for cash, nationally recognized bank credit cards and, in Agent's discretion, personal checks. Except as may otherwise be provided in the Approval Order, Agent shall comply with all applicable laws and regulations in its conduct of the Sale, including laws and regulations governing the advertising of the Sale, Merchandise pricing and employment. If Agent fails to perform its responsibilities in accordance with this Section 7.2, Agent shall indemnify and hold harmless Merchant from and against any and all costs including, but not limited to, reasonable attorneys'
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fees, assessments, fines or penalties which Merchant sustains or incurs as a result or consequence of the failure by Agent to comply with applicable laws and regulations.

         7.3 Sales Taxes. During the Sale Term, all sales, excise, gross receipts and other taxes attributable to sales of Merchandise as indicated on Merchant's point of sale equipment (other than taxes on income) payable to any taxing authority having jurisdiction (collectively, "Sales Taxes") shall be added to the sales price of Merchandise and collected by Agent, on Merchant's behalf, and shall deposited into Merchant's existing accounts, trust accounts or other accounts, as designated from time to time by Merchant. Provided that Agent has collected all Sales Taxes during the Sale and remitted the proceeds thereof to Merchant, Merchant shall promptly pay all Sales Taxes and file all applicable reports and documents required by the applicable taxing authorities. Merchant will be given access to the computation of gross receipts for verification of all such Sales Tax collections. Provided Agent performs its responsibilities in accordance with this Section 7.3, Merchant shall indemnify and hold harmless Agent from and against any and all costs, including, but not limited to, reasonable attorneys' fees, assessments, fines or penalties which Agent sustains or incurs as a result or consequence of the failure by Merchant to promptly pay such taxes to the proper taxing authorities and/or the failure by Merchant to promptly file with such taxing authorities all reports and other documents required, by applicable law, to be filed with or delivered to such taxing authorities. If Agent fails to perform its responsibilities in accordance with this Section 7.3, and provided Merchant complies with its obligations in accordance with this Section 7.3, Agent shall indemnify and hold harmless Merchant from and against any and all costs including, but not limited to, reasonable attorneys' fees, assessments, fines or penalties which Merchant sustains or incurs as a result or consequence of the failure by Agent to collect Sales Taxes and/or, to the extent Agent is required hereunder to prepare reports and other documents, the failure by Agent to promptly deliver any and all reports and other documents required to enable Merchant to file any requisite returns with such taxing authorities. To secure Agent's obligations to collect Sales Taxes for Merchandise sold during the Sale Term, on the first business day after the Sale Commencement Date, Agent shall deliver to Merchant an irrevocable and unconditional standby letter of credit (the "Sales Tax L/C") in an original face amount equal to Three Million and 0/100 Dollars ($3,000,000.00), naming Merchant as the beneficiary, and conforming to all of the requirements of the Expense L/C.

         7.4 Supplies. Agent shall have the right to use all existing supplies necessary to conduct the Sale (e.g., boxes, bags, twine, but not gift certificates, rain checks, merchandise credits or the like) located at the Closing Locations at no charge to Agent. In the event that additional supplies are required in any of the Stores during the Sale, the acquisition of such additional supplies shall be the responsibility of Agent as an Expense. From the date this Agreement, through the Sale Commencement Date, Merchant shall not transfer to or from the Stores so as to alter the mix or quantity of supplies at the Stores from that existing on such date, other than in the ordinary course of business.

         7.5 Returns of Merchandise. Agent shall not accept returns of Merchandise sold by Merchant prior to the Sale Commencement Date .

         7.6 Gift Certificates. Agent shall not accept Merchant's gift certificates/gift cards, Store credits, due bills, rain checks, discount cards, and other promotional items providing the customer with an additional discount on Merchandise which items have been issued by Merchant prior to the Sale Commencement Date.

         7.7 Expense Reconciliation. On each Wednesday during the Sale Term, commencing on the second Wednesday after the Sale Commencement Date, Agent and Merchant shall cooperate to reconcile Expenses.

         7.8 Force Majeure. If any casualty or act of God after the Closing Date prevents the conduct of the Sale at any Closing Location for a period in excess of five (5) consecutive days, such Closing Location and the Merchandise located at such Closing Location shall be eliminated from the Sale and Agent and Merchant shall have no further rights or obligations hereunder with respect thereto; provided, however, that: (i) the proceeds of any insurance attributable to such Merchandise shall constitute Proceeds;(ii) the Transaction Consideration shall not be reduced; and (iii) the Real Property Interest with respect to any such Real Property Location shall continue to be subject to the Agent's rights under Sections 14 and 15 of this Agreement.

         Section 8. Employee Matters.

         8.1 Merchant's Employees. Subject to the terms of any collective bargaining agreement or employment contract, and with due regard to Merchant's past practices, policies and procedures relating to the employment of its employees, Agent may use (i) Merchant's Store-level employees in the conduct of the Sale; (ii) Warehouse-level employees in connection with the transfer of Warehouse Merchandise to the Stores; and (iii) temporary employees retained by Merchant, to the extent Agent, in consultation with Merchant, deems expedient, and Agent in consultation with Merchant, may select and schedule the number and type of Merchant's employees required for the Sale (each such employee, a "Retained Employee"). Agent shall identify any such Retained Employees to be used in connection with the Sale as soon as practicable after entry of the Approval Order. In consultation with Merchant, Agent shall identify any employees who will not be used in connection with the Sale prior to the Sale Commencement Date. Employees will be selected by seniority and status where possible or where required by the terms of any collective bargaining agreement. Agent acknowledges that the selection and scheduling of Retained Employees and the decision to cease using Retained Employees in connection with the Sale shall be made with due regard to, but Agent shall not be obligated to comply with, Merchant's desire to minimize severance and termination costs to Merchant and to the extent reasonably possible shall be made so as not to interrupt any statutory working notice, provided that Agent's ability to terminate the Sale at any Sale Store under the terms of this Agreement shall not be impaired thereby. Retained Employees shall at all times remain employees of Merchant, and shall not be considered or deemed to be employees of Agent. Merchant and Agent agree that, except to the extent that wages, vacation pay and benefits of Retained Employees constitute Expenses hereunder, nothing contained in this Agreement and none of Agent's actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent of any of Merchant's obligations relating to any of Merchant's employees including, without limitation, Excluded Benefits, termination type claims and obligations, or any other amounts required to be paid by statute or law; nor shall Agent become liable under any collective bargaining or employment agreement or be deemed a joint or successor employer with respect to such employees. Merchant shall not, without Agent's prior written consent, raise the salary or wages or increase the benefits for, or pay any bonuses or make any other extraordinary payments to, any of its employees in anticipation of the Sale or prior to the Sale Termination Date. Merchant has not terminated and shall not during the Sale Term terminate any employee benefits or benefit programs. It is understood and agreed that Agent's on-site supervisors shall not be employees of Merchant under any circumstances.

         8.2 Termination of Employees. Agent may in its discretion stop using any Retained Employee at any time during the Sale. In the event of termination of any Retained Employee, Agent will provide written notice to Merchant at least seven (7) days prior thereto, except for termination "for cause" (such as dishonesty, fraud or breach of employee duties), in which event no prior notice to Merchant shall be required, provided Agent shall notify Merchant as soon as practicable after such termination. From and after the date of this Agreement and until the Sale Termination Date, Merchant shall not transfer or dismiss employees of the Stores except "for cause" without Agent's prior consent (which consent shall not be unreasonably withheld). Notwithstanding any other provision hereof, Agent will indemnify Merchant with respect to any claims by Retained Employees arising from Agent's treatment of such Retained Employees. Agent acknowledges that Merchant will be providing WARN Act notice of termination or lay-off to all or certain of its employees, but shall do so in consultation with Agent.

         8.3 Payroll Matters. During the Sale Term, Merchant shall process and pay the base payroll and all related payroll taxes, workers' compensation, employment and unemployment insurance, and benefits for all Retained Employees in accordance with its usual and customary procedures. Any additional personnel hired by Agent for the Sale shall not be deemed to be employees of Merchant, nor shall Merchant be obligated to process the payroll therefor or offer benefits to said additional personnel.

         8.4 Employee Retention Bonuses. Agent shall pay, as an Expense, retention bonuses ("Retention Bonuses") (which bonuses shall be inclusive of payroll taxes but as to which no benefits shall be payable), up to a maximum of 10% of base payroll, to certain Store-level Retained Employees who do not voluntarily leave employment and are not terminated "for cause." The amount of such Retention Bonuses, which will be payable within thirty (30) days after the Sale Termination Date, shall be in an amount to be determined by Agent, in its discretion, and shall be payable within thirty (30) days after the Sale Termination Date, and shall be processed through Merchant's payroll system. Agent shall provide Merchant with a copy of Agent's Retention Bonus plan within two (2) business days after the Sale Commencement Date. Agent shall not utilize the Retention Bonus as a mechanism to incentivize Store-level Retained Employees to act contrary to Merchant's best interests.

         8.5 TSC's Retention of Certain Employees. During the Sale Term, TSC shall extend offers of future employment with TSC to approximately (i) eighty-four (84) store-level managers and/or assistant managers, and (ii) twenty
(20) of Merchant's non store-level management employees; provided, however, in the event that TSC extends offers of future employment to less than eighty-four
(84) store-level managers and/or assistant managers or less than twenty (20) non store-level management employees, TSC shall tender payment to Merchant in an amount that is the sum of (A) the product of $20,000 multiplied by the difference between eighty-four (84) and the number of store-level managers and/or assistant managers to whom TSC extended an offer of future employment, plus (B) the product of $20,000 multiplied by the difference between twenty (20) and the number of non store-level management employees to whom TSC extended offers of employment. After the Closing Date, Merchant shall provide Agent with reasonable access to Merchant's employee records for purposes of determining whether to offer employment to Merchant's employees pursuant to Section 8.5 of this Agreement.

         Section 9. Conditions Precedent.

         9.1 The willingness of Agent and Merchant to enter into the transactions contemplated under this Agreement are directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by the applicable party:

                  (a) All representations and warranties of Merchant and Agent hereunder shall be true and correct in all material respects, and no Event of Default shall have occurred at and as of the date hereof and as of the Sale Commencement Date.

                  (b) Agent hereby acknowledges that prior to the execution of this Agreement, Merchant has provided Agent reasonable access to all pricing and cost files, computer hardware, software and data files, inter-Store transfer logs, markdown schedules, invoices, style runs and all other documents relative to the price, mix and quantities of inventory located at the Stores.

                  (c) The Bankruptcy Court shall have entered an order in substantially the form of Exhibit 9 attached hereto, mutually acceptable to Merchant and Agent (the "Approval Order"): (i) approving this Agreement in its entirety; (ii) authorizing the Agent and Merchant to enter into the Transaction, including but not limited to authorizing the conduct of the Sale, the disposition of the FF&E and the disposition of the Real Property Interests notwithstanding (A) any state or local law or regulation otherwise governing or purporting to govern the licensing and conduct of the Sale, (B) the provision in any lease, mortgage, or other occupancy agreement that purport to limit, govern or restrict the conduct of the Sale, and (C) the necessity of obtaining any third party consents; (iii) requiring that any liens granted by Merchant to its lender or any other party shall not encumber the Merchandise, Proceeds, FF&E or the Real Property Interests, but shall instead attach only to the Transaction Consideration and Merchant's entitlement to be reimbursed for Expenses; and (iv) granting Agent, subject to Agent's obligations to pay the Transaction Consideration and Expenses, a valid, duly perfected first priority lien and security interest in the Merchandise, the FF&E and the Real Property Interests and any Proceeds to which Agent is entitled in accordance with the terms of this Agreement.

                  (d) The Creditor's Committee and Fleet shall have consented to the entry of the Approval Order.

                  (e) The Closing Date Merchandise Value shall be at least One Hundred Fifteen Million and 0/100 Dollars ($115,000,000.00).

         Section 10. Representations, Warranties and Covenants.

         10.1 Merchant's Representations, Warranties and Covenants. Merchant hereby represents, warrants and covenants in favor of Agent as follows:

                  (a) Except as set forth on Exhibit 10.1(a) annexed hereto, Merchant (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted; and (iii) is and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including all jurisdictions in which the Stores are located, except, in each case, to the extent that the failure to be in good standing or so qualified could not reasonably be expected to have a Material Adverse Effect.

                  (b) Subject to the issuance and entry of the Approval Order, Merchant has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the "Agency Documents") and to perform fully its obligations thereunder. Subject to the issuance and entry of the Approval Order, Merchant has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval on the part of Merchant is required for Merchant to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale. Subject to the issuance and entry of the Approval Order, each of the Agency Documents has been duly executed and delivered by Merchant and constitutes the legal, valid and binding obligation of Merchant enforceable in accordance with its terms. Subject to the issuance and entry of the Approval Order and Section 365 of the Bankruptcy Code, no court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or materially impair, or is required for the Merchant's consummation of, the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor, other than as shall be obtained prior to the Sale Commencement Date, except for any such consent the failure of which to be obtained could not reasonably be expected to have a Material Adverse Effect. Other than for any consent as shall be obtained prior to the Sale Commencement Date, and those contracts or agreements identified by Merchant to Agent on or prior to the Sale Commencement Date, if any, no contract or other agreement to which the Merchant is a party or by which the Merchant is otherwise bound will prevent or materially impair the consummation of the Sale and the other transactions contemplated by this Agreement.

                  (c) Subject to entry of the Approval Order, Merchant (i) owns good and marketable title to all of the Merchandise, and (ii) as of the applicable Real Property Closing Date, will own good and marketable title to the Real Property Interests, in each case, free and clear of all Liens, other than Permitted Encumbrances.

                           (i) For the purposes of this Agreement, "Permitted
Encumbrances" shall mean (a) Liens for taxes that are not yet due and payable;
(b) Liens which, individually or in the aggregate, do not interfere with the present uses of or detract from the value of any one or more of the Real Property Locations or that would have a Material Adverse Effect on the operation of any of the Real Property Locations; (c) as to any Leased Property, any Lien encumbering, attaching to or otherwise affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, and does not materially interfere with any rights of the tenant under the Lease; (d) as to any Real Property Interest, all covenants, conditions, restrictions, easements, rights of way and other similar matters of record which, individually or in the aggregate do not interfere with the present uses of or detract from the value of the Real Property Interest for such Real Property Location taken as a whole or that would have a Material Adverse Effect on the operations of the Real Property Locations; and (e) all building, zoning, land use and other similar laws affecting the Real Property Location, so long as law enforcement of same would not have a Material Adverse Effect on the continued operation of such Real Property Location as currently operated.

                           (ii) For the purposes of this Agreement, "Material
Adverse Effect" shall mean any change, event or effect (or series of related changes, events or defects) which, when taken individually or together, could have a material adverse effect on a major portion of the Merchandise, FF&E, FFE Proceeds, Proceeds, Real Property Interests, and Real Property Locations or on the business, operations, assets or liabilities of the business conducted at the Closing Locations.

                           (iii) For the purposes of this Agreement, "Lien"
shall mean any claim, pledge, option, charge, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust or other encumbrance.

                  (d) Except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect, Merchant has been operating and will continue to operate through the Closing Date, the Closing Locations in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and in all agencies thereof), and no action suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced, or the knowledge of Merchant, threatened, against any of them alleging failure to so comply.

                  (e) Each of the leases for the leased Real Property Locations (collectively the "Real Property Leases") is legal, valid, binding, enforceable and in full force and effect, and subject to the entry of the Approval Order, no event of default currently exists thereunder, no event has occurred thereunder that after the giving of notice and the passage of any applicable cure period would constitute an event of default, and Merchant has neither delivered nor received any notice from the other party to any such lease of the termination thereof (excluding in each case defaults to be cured, by Bankruptcy Court order). Subject to entry of the Approval Order, each of the leases for the leased Real Property Locations may be freely assigned (without third party consent) by Merchant to TSC, Agent or Agent's designee. Merchant has delivered to TSC true, correct and complete copies of the leases for the Real Property Locations listed on Exhibit 15.6, and, since the date of such delivery, those leases have not been modified, supplemented or amended.

                  (f) There are no pending, or to the best of Merchant's knowledge, threatened condemnation proceedings against any of the Real Property Locations.

                  (g) Except with respect to Store No. 60, as to which Merchant has provided Agent notice of a special assessment there is no pending or, to the best of Merchant's knowledge, proposed special assessment affecting or which may affect the Real Property Interests.

                  (h) Within ten (10) days after the date of this Agreement, Merchant shall deliver to Agent the following items to the extent same, or the information from which same can be prepared, are in the possession or control of
Merchant:

                           (i) True, complete and accurate copies of all Real
Property Leases, including, without limitation, all amendments to and assignments of them and all notices delivered pursuant to them;

                           (ii) True, complete and accurate copies of all
environmental inspection reports with respect to the Real Property Locations;
and

                           (iii) True, complete and accurate copies of all title
policies, title commitments, surveys, and site plans with respect to the Real Property Locations.

Without in any way modifying the obligations of Merchant pursuant to this Agreement, Agent acknowledges that this Section 10.1(h) imposes no obligation on Merchant to obtain new environmental inspection reports, surveys, title policies or commitments or site plans with respect to the Real Property Locations.

                           (i) Except as disclosed in the environmental reports
provided by Merchant to Agent:

                           (i) The Real Property Locations comply with all
federal, state, local and foreign statutes, regulations, orders and ordinances, and all common law concerning occupational health and safety, pollution or protection of the environment, as amended and in effect on or prior to the date the Approval Order is entered (hereinafter, the "Environmental Laws").

                           (ii) Merchant has all permits, licenses, and other
authorizations that are required pursuant to Environmental Law for the occupation and operation of the Real Property Locations.

                           (iii) Merchant has not received any notice regarding
any actual or alleged violation or any liabilities or potential liabilities (including any investigatory, remedial, or corrective obligations) under Environmental Laws, in each case relating to the Real Property Locations.

                           (iv) The have been no releases of hazardous materials
and no other condition exhibits at the Real Property Locations that could reasonably be expected to require response activity or any measure (as such term is defined under MCL 324.20107a) under any Environmental Law.

                  (j) During the Sale Term, Merchant shall provide to Agent reasonable access to (i) its pricing, cost and data files relative to the operation of the Stores, and (ii) the Store Agreements, provided that such access does not unreasonably interfere with or disrupt the business and affairs of Merchant.

All representations, warranties and covenants of Merchant provided in this section 10.1 shall not survive the Closing Date, provided, however, that the provisions of Section 10.1(c) shall survive with respect to a given Real Property Location through the Real Property Termination Date for that Real Property Location, provided, further, however, that the provisions of Section 10.1(j) shall survive through the Sale Term..

         10.2 Agent's Representations, Warranties and Covenants. The entities comprising the Agent, individually and jointly, hereby represent, warrant and covenant in favor of Merchant as follows:

                  (a) Each entity comprising the Agent: (i) is a corporation or limited liability company, as the case may be, duly and validly existing and in good standing under the laws of the State of its organization; (ii) has all requisite power and authority to carry on its business as presently conducted and to consummate the transactions contemplated hereby; and (iii) is and during the Sale Term will continue to be duly authorized and qualified as a foreign company to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification.

                  (b) Each entity comprising the Agent has (i) the right, power and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder, and (ii) taken all necessary actions required to authorize the execution, delivery, and performance of the Agency Documents, and no further consent or approval is required on the part of Agent for Agent to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale. Each of the Agency Documents has been duly executed and delivered by the entities comprising the Agent and, constitutes the legal, valid and binding obligation of the entities comprising the Agent enforceable in accordance with its terms. No court order or decree of any federal, provincial, state or local governmental authority or regulatory body is in effect that would prevent or impair or is required for the consummation of the transactions contemplated by this Agreement by each entity comprising the Agent, and no consent of any third party which has not been obtained is required therefor other than as provided herein. No contract or other agreement to which each entity comprising the Agent is a party or by which each entity comprising the Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

                  (c) No action, arbitration, suit, notice, or legal administrative or other proceeding before any court or governmental body has been instituted by or against any entity comprising the Agent, or has been settled or resolved, or to the knowledge of each entity comprising the Agent, has been threatened against or affects any entity comprising the Agent, which questions the validity of this Agreement or any action taken or to be taken by each entity comprising the Agent in connection with this Agreement, or which if adversely determined, would have a material adverse effect upon the ability of each entity comprising the Agent to perform its obligations under this Agreement.

                  (d) During the Sale Term, Agent shall timely pay all Expenses in accordance with the provisions of this Agreement.

                  (e) Except as contemplated by this Agreement and authorized by the Approval Order, during the Sale Term, each entity comprising the Agent shall comply with the applicable terms of the leases for the Closing Locations.

                  (f) During the Sale Term, the Agent shall collect applicable Sales Taxes for the Sale of Merchandise and shall remit same to Merchant in accordance with the procedures set forth in Section 7.3 hereof.

                  (g) Notwithstanding anything else in this Agreement to the contrary, each entity comprising the Agent, on behalf of itself and its designees, acknowledges and agrees that Agent is accepting the Merchandise and Real Property Interests "as-is" "where-is" and "with all faults" and without any warranties, representations or guarantees, either express or implied, of any kind, type or nature whatsoever, from, or on behalf of, Merchant. Without limiting the generality of the foregoing, each entity comprising the Agent acknowledges and agrees that Merchant hereby expressly disclaims any and all implied warranties concerning the condition of the Merchandise and the Real Property Interests, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose.

All representations, warranties and covenants set forth in this Section 10.2 shall not survive the Closing Date; provided, however, that the provisions of
Section 10.2(d), (e), (f) and (g) shall survive the Closing Date.

         Section 11. Insurance.

         11.1 Merchant's Liability Insurance. Merchant shall continue until the Owned Property Termination Date and the Leased Property Termination Date, in such amounts as it currently has in effect, all of its liability insurance policies including, but not limited to, products liability, comprehensive public liability, auto liability and umbrella liability insurance, covering injuries to persons and property in, or in connection with Merchant's operation of the Stores, and shall cause Agent to be named an additional named insured with respect to all such policies. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional named insured, in form reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days' prior notice to Agent of cancellation, non-renewal or material change. In the event of a claim under any such policies, Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts.

         11.2 Merchant's Casualty Insurance. Merchant shall continue until the the Owned Property Termination Date and the Leased Property Termination Date, in such amounts as it currently has in effect, fire, flood, theft and extended coverage casualty insurance covering the Merchandise in a total amount equal to no less than the cost value thereof. In the event of a loss to the Merchandise on or after the date of this Agreement, the proceeds of such insurance attributable to the Merchandise shall constitute Proceeds. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof, in form and substance reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days' prior notice to Agent of cancellation, non-renewal or material change. In the event of a claim under any such policies, Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts.

         11.3 Workers' Compensation Insurance. Merchant shall continue until the Sale Termination Date, workers' compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements. Prior to the Sale Commencement Date, Merchant shall deliver to Agent a certificate of its insurance broker or carrier evidencing such insurance. In the event of a claim under any such policies related to a Retained Employee for an event during the Sale Term, , Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts.

         11.4 Agent's Insurance. Agent shall maintain, at Agent's sole cost and expense throughout the Sale Term, in such amounts reasonably required to cover the risks insured, comprehensive public liability and automobile liability insurance policies covering injuries to persons and property in or in connection with Agent's agency at the Stores, and shall cause Merchant to be named an additional insured with respect to such policies. As soon as is practicable after the Sale Commencement Date, Agent shall deliver to Merchant certificates evidencing such insurance policies, setting forth the duration thereof and naming Merchant as an additional insured, in form and substance reasonable satisfactory to Merchant. In the event of a claim under such policies Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder).

         11.5 Risk of Loss. Without limiting any other provision of this Agreement, Merchant acknowledges that Agent is conducting the Sale on behalf of Merchant solely in the capacity of an agent, and that in such capacity (i) Agent shall not be deemed to be in title to the Merchandise or the Real Estate Interests, or to be the employer of Merchant's employees located at the Stores, and (ii) except as expressly provided in this Agreement, Agent does not assume any of Merchant's obligations or liabilities with respect to any of the foregoing. Agent shall not be deemed to be a successor employer. Notwithstanding the foregoing, Merchant and Agent agree that, subject to the terms of this Agreement, Agent shall bear all responsibility for liability claims of customers, employees and other persons arising from events occurring at the Stores during the Sale Term in excess of the limits of coverage on Merchant's insurance policies (provided that Agent shall remain obligated to pay the deductible or retention on each such insurance policy), irrespective of whether such claim arises directly from the acts or omissions of Agent, or its supervisors, agents, independent contractors, or employees located at the Stores (an "Agent Claim"). In the event of an Agent Claim, Agent shall administer such claim and shall present such claim to Agent's liability insurance carrier in accordance with Agent's policies and procedures existing immediately prior to the Sale Commencement Date, and shall provide a copy of the initial documentation relating to such claim to Merchant at the address listed in this Agreement.

         Section 12. Indemnification.

         12.1 Merchant Indemnification. Merchant shall indemnify and hold Agent and its officers, directors, employees, agents and independent contractors (collectively, "Agent Indemnified Parties") harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys' fees and expenses, asserted directly or indirectly against Agent resulting from, or related to:

                  (a) subject to Agent's performance and compliance with its obligations pursuant to Sections 3.1 and 8 hereof, any failure of Merchant to pay to its employees any wages, salaries or benefits due to such employees during the Sale Term or other claims asserted against Agent by Merchant's employees resulting from Merchant's (and not Agent's) treatment of its employees; and

                  (b) subject to Agent's compliance with its obligations under
Section 7.3 hereof, any failure by Merchant to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by applicable law to be filed in respect thereof.

                  (c) Merchant's failure to comply with its agreements and covenants under this Agreement.

         12.2 Agent Indemnification. Agent shall indemnify and hold Merchant and its officers, directors, employees, agents and representatives harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys' fees and expenses, asserted directly or indirectly against, Merchant resulting from, or related to (including acts or omissions of persons or entities affiliated with or acting on behalf of the Agent):

                  (a) Except as otherwise provided in the Approval Order, Agent's material breach of or failure to comply with any local, state, or federal laws or regulations, or any of its agreements and covenants contained in this Agreement;

                  (b) any harassment, discrimination or violation of any laws or regulations or any other unlawful, tortious or otherwise actionable treatment of any employees or agents of Merchant by Agent or any of its employees, agents, independent contractors or other officers, directors or representatives of Agent;

                  (c) any claims by any party engaged by Agent as an employee or independent contractor arising out of such engagement;

                  (d) any fact or circumstance arising during the Sale in any of the Closing Locations arising from an act or failure to act on the part of the Agent; and

                  (e) the gross negligence or willful misconduct of Agent or any of its officer, directors, employees, agents or representatives.

         Section 13. Defaults.

         13.1 In the event that Merchant breaches any material provision of this Agreement prior to the Closing Date, Agent, as its sole and exclusive remedy therefor, shall have the right to pursue the remedy of specific performance against Merchant to enforce the provisions of this Agreement.

         13.2 Merchant and Agent acknowledge and agree that as a result of the passage of time, fluctuating market conditions and other reasons, damages as a result of a breach of this Agreement by Agent would be difficult, if not impossible, to determine. Therefor, in the event that Agent breaches any material provision of this Agreement prior to the Closing Date, Merchant, as its sole and exclusive remedy therefor, shall have the right to terminate this Agreement and retain the Good Faith Deposit as liquidated damages and not as a penalty therefor.

         Section 14. Fixtures. With respect to the FF&E, to the extent permitted under Merchant's lease at each Real Property Location, as the same shall be modified by the Approval Order, Agent shall sell the FF&E at the Closing Locations. All proceeds generated from the sale of the FF&E, net of expenses and sales taxes associated therewith (the "FF&E Proceeds"), shall constitute the property of the Agent. Upon at least ten (10) days prior written notice, Agent may abandon, in place, any unsold FF&E, at the Closing Locations.

         Section 15. Owned/Leased Real Estate Disposition

         15.1 Real Estate Designation Rights.

                  (a) Agent shall have the exclusive right to act a Merchant's exclusive agent for the purposes of marketing and disposing of Merchant's Real Property Interests in the owned and leased real property identified on Exhibit A1 (collectively, the "Real Property Locations") through the respective Owned Property Marketing Period or Leased Property Marketing Period (each as defined below and as and to the extent applicable), and thereafter to designate the ultimate purchaser or assignee of, all of the Merchant's right, title and interest in and to such Real Property Location hereto and incorporated herein, together with all permanent fixtures and improvements located thereon owned by Merchant.

                  (b) As security for Agent's obligations pursuant to this
Section 15, on or before February 15, 2002 (unless Agent shall have delivered an Owned Property Drop Out Notice and a Leased Property Drop Out Notice with respect to all Real Property Locations), Agent shall cause the issuance of a letter of credit (substantially in the form annexed hereto as Exhibit 15.1(b)), in an amount equal to two (2) weeks estimated Real Estate Expenses for the Real Property Locations (the "Real Estate L/C").

         15.2 Title Insurance. On or before January 30, 2002, Merchant shall cause the Title Company to deliver to Agent (or its designee) a title insurance commitment (a "Title Commitment") for an ALTA Owner's Policy of Title Insurance for each parcel of the Owned Real Property, in such amount as Merchant and Agent reasonably agree to be the fair market value of the Owned Real Property, insuring Agent's (or its designee's) interest therein in each parcel of the Owned Real Property as of the Owned Real Property Closing Date, subject only to Permitted Encumbrances. On the Owned Real Property Closing Date, Merchant shall cause the Title Company to issue a title insurance policy based upon the Title Commitment (the "Title Policy"). Merchant and Agent shall split equally all costs for the Title Commitment and the Title Policy. Agent acknowledges that Merchant has already paid for the cost of the Title Commitment, and on February 15, 2002 shall pay to Merchant an amount equal to the cost for one-half of the costs of the Title Commitments for all parcels of Owned Real Property for which a Title Drop Out Notice has not been delivered on or prior to such date.

         15.3 Surveys. On or before January 30, 2002, Merchant shall cause Bock & Clark National Surveyors (the "Surveyor") to deliver to Agent (or its designee) a current survey for each parcel of Owned Real Property, conforming to current ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, and certified to Agent, Agent's designee, and the Title Company (the "Surveys"). Merchant and Agent shall split equally all costs for the Surveys. Agent acknowledges that Merchant has already paid for the cost of the Surveyor, and on February 15, 2002 shall pay to Merchant an amount equal to the cost for one-half of the costs of the Surveyor for all parcels of Owned Real Property for which a Title Drop Out Notice has not been delivered on or prior to such date.

         15.4 Title and Survey Defects. If the Title Commitments shall disclose exceptions other than Permitted Encumbrances (the "Unpermitted Encumbrances"), or if Survey shall disclose matters that render title unmarketable (the "Survey Defects"), then Agent shall have until February 6, 2002 to deliver a notice (a "Title Notice") to Merchant requiring removal of or title insurance over such Unpermitted Encumbrances, or corrections of the Survey Defects, whereupon Merchant shall endeavor to correct the Survey Defects or have the Unpermitted Encumbrances removed from the Title Commitments or commit to have the Title Company insure over the same. Merchant shall have until February 25, 2002 to remove or insure over all Unpermitted Encumbrances or Survey Defaults referred to in the Title Notice. In the event that the Merchant shall fail to timely do the same, then Agent may, at any time prior to March 1, 2002, deliver a notice of its intention to drop such parcel of Owned Real Property (each, a "Title Drop Out Notice"). In the event that Agent delivers a Title Drop Out Notice, the Transaction Consideration shall not be reduced and Merchant shall not be deemed in breach of the Agreement.

         15.5 Parties Respective Obligations During Designation Period.

                  (a) Merchant's Obligations Period. Subject to the Agent's (or its designee) obligations to pay Expenses pursuant to Section 3.1 hereof, all obligations and liabilities arising under or in connection with each of the Exhibit A1 locations, including, but not limited to, any and all mortgage payments, base rent, percentage rent, additional rent, CAM, utilities, real estate and other taxes, maintenance and repairs, and any other charges arising thereunder, shall be the responsibility of Merchant for the period commencing on the Closing Date through the date on which Agent deliver either a Drop Out Notice or a Sale Notice (the "Merchant Period"). The Merchant shall pay when due any and all amounts, liabilities and other obligations due and owing with respect to the Real Property Locations allocable to the Merchant Period as and when due. From the date hereof through and until the applicable expiration of the applicable Owned Property Marketing Period or Leased Property Marketing Period, the Merchant shall not enter into, extend, modify, amend, reject or otherwise terminate any material agreement with respect to any Real Property Location (each such agreement, a "Store Agreement"), or grant any party a lien or security interest in any or all of the subject properties, in each case without the prior written consent of Agent.

                  (b) Marketing Period Costs. In addition to Agent's obligations pursuant to Section 3.1 hereof, on each Wednesday during the period beginning on the Sale Termination Date and ending on (a) the Owned Property Termination Date or Leased Property Termination Date, as applicable, (b) the fifteenth (15th) day following the date upon which Agent provides an Owned Property Sale Notice, or
(c) the later of the fifteen (15th) day following the date upon which Agent provides a Lease Assumption Notice or the date on which the Court enters an order approving the assumption of the lease (provided Merchant diligently requests the entry of such an order), Agent (or its designee) shall reimburse or advance to the Merchant all ordinary and customary occupancy expenses (the "Real Estate Occupancy Expenses") with respect to each Real Property Location on a per Real Property Location, per diem basis provided however on Tuesday, Merchant shall provide Agent (or its designees) invoices reasonable acceptable to Agent in support of the actual Real Estate Occupancy Expenses incurred during the prior week; provided, further, however, Agent (or its designee) shall not be obligated to fund as a Real Estate Occupancy Expense any amount in respect of an extraordinary repair or maintenance of any Real Property Location property, unless the need for such repair or maintenance arises from any act or omission on the part of Agent during the Owned Property Marketing Period or the Leased Property Marketing Period, as the case may be, constituting gross negligence or willful misconduct of Agent. If Agent (or its designee) fails to reimburse or advance to the Merchant any such Real Estate Occupancy Expense within such three
(3) business day period, then following the expiration of a five (5) day cure period after receipt by the Agent of notice of such failure to reimburse or advance (the "Unpaid Real Estate Occupancy Expenses"), in addition to all of its other rights at law and equity, the Merchant shall be entitled to revoke Agent's (or its designee) right to market and attempt to sell Merchant's right, title and interest in and to such Real Property Location owned or leased property, as the case may be. Such revocation shall be effective upon the second business day following the expiration of the referenced five (5) day cure period (each, a "Revocation Notice"); provided however, in the event that there is a good faith dispute between Merchant and Agent as to whether such Unpaid Real Estate Occupancy Expense is due and owing by Agent to Merchant, Agent shall tender payment of the undisputed portion of the Unpaid Occupancy Expense to Merchant and shall negotiate in good faith with Merchant to resolve the dispute with respect to the remaining Unpaid Real Estate Occupancy Expense, in which case Merchant shall not have the right to serve Agent with a Revocation Notice. For the sake of clarity, in no event shall Merchant be entitled to be reimbursed twice by Agent for the same expense under the provisions of Sections 3.1 and 15.5.

                  (c) Intentionally Deleted.

                  (d) For purposes of this Agreement, (i) the "Owned Property Termination Date" shall mean with respect to each owned property, the first to occur of (a) the seventh (7th) day following the date upon which Agent delivers to the Merchant a Owned Property Dropout Notice or a Title Drop Out Notice with respect to such owned property, (b) the effective date of any termination following Agent's receipt of a Revocation Notice, and (c) the date that is two hundred and seventy (270) days after the applicable Owned Property Closing Date; and (ii) the "Leased Property Termination Date" shall mean, with respect to any leased property, the first to occur of (a) the seventh (7th) day following the date upon which Agent delivers to the Merchant a Leased Property Dropout Notice (as hereinafter defined) with respect to such leased property, (b) the effective date of any termination following Agent's receipt of a Revocation Notice, and
(c) the date that is ninety (90) days after the Leased Property Closing Date.

                  (e) During the Owned Property Marketing Period and the Leased Property Marketing Period, as the case may be, the Merchant agrees to cooperate with the Agent to arrange for the sale of the Merchant's interests, owned and/or leased, in those properties that Agent, in its sole discretion, determines, with such sales to be on such terms as Agent, in its sole discretion, deems acceptable. Without limiting the generality of the foregoing, the Merchant agree: (i) to provide Agent with all due diligence materials and information as Agent shall reasonably request in connection with its efforts to market and attempt to sell the Real Property Location owned and leased properties (including, without limitation, existing real property surveys, environmental reports, real estate tax and utility records, complete copies of the subject leases and any abstracts prepared with respect thereto, and all communications with the lessees thereunder) and (ii) cooperate with Agent, its agents and any potential purchasers of any of the Real Property Location properties to provide reasonable access to such properties.

         15.6 Owned Property Marketing Period.

                  (a) For the period commencing on the date of issuance and entry of the Approval Order(s) through and including the Owned Property Termination Date (the "Owned Property Marketing Period"), Agent shall have the exclusive right, in the exercise of its sole and absolute discretion, to market and attempt to sell all of the Real Property Interests owned by Merchant (the "Owned Properties").

                  (b) At any time prior to expiration of the Owned Property Marketing Period for each Owned Property, Agent shall have the right, which right may be exercised at any time and from time to time in Agent' sole and absolute discretion, to provide notice to Merchant (each such notice, an "Owned Property Sale Notice") of Agent's election to require the Merchant to convey the Merchant's right, title and interest in and to one or more Owned Property(ies) to any such party as Agent shall designate (each, a "Designee") without the necessity of obtaining higher and better offers.

                  (c) In the event that Agent has determined that (a) (i) an event, fact circumstance, act or omission constituting a violation of any Environmental Law, (ii) the presence of petroleum, hazardous substance, hazardous materials, hazardous waste, or any underground storage tank (as defined under applicable Environmental Laws) in soil, groundwater, surface water, sediments or indoor air with respect to which response activity or any measure (as such term is defined in MCL 324.20107a) is affirmatively required under Environmental Laws assuming continued commercial use of the Real Property Location ("Environmental Condition"); Agent may thereafter deliver an Owned Property Drop Out Notice, provided, however, in the event Agent (or its designee) delivers a Owned Property Dropout Notice the Transaction Consideration shall not be reduced. Within five (5) days following the date upon which Agent (or its designee) delivers to the Merchant an Owned Property Sale Notice, or on such longer term as Agent may designate in its sole discretion, the Merchant shall take all requisite actions (including, without limitation, actions required, if any, to obtain approval under section 363 of the Bankruptcy Code) to convey all of Merchant's right, title and interest in and to such Owned Property to such Designee. Through and including the Owned Property Marketing Period, Agent shall have the right to direct the Merchant to transfer title to any Owned Property to a limited liability company affiliated with one or more of the entities comprising Agent pursuant to section 363 of the Bankruptcy Code (the "Agent LLC") subject to the procedures set forth above as if the Agent LLC were a Designee.

                  (d) At any time prior to the expiration of the Owned Property Marketing Period applicable to any particular Owned Property, Agent shall have the right, which right may be exercised at any time and from time to time in Agent's sole and absolute discretion, to provide notice to the Merchant (each such notice, an "Owned Property Dropout Notice") of Agent's election to discontinue its efforts to market and attempt to sell any Owned Property(ies). Upon the Owned Property Termination Date, the Agent shall have no further obligation or liability with respect to the subject Owned Property identified in the Owned Property Dropout Notice (including any obligation to continue to pay any per diem Real Estate Occupancy Expenses with respect thereto), and the Merchant shall thereafter be solely responsible for all amounts payable or other obligations or liabilities that may be owed in connection with such Owned Property(ies).

                  (e) Subject to Agent's payment of the Transaction Consideration and payment of Real Estate Occupancy Expenses during the Owned Property Marketing Period, all proceeds generated by the sale of any and all Owned Property(ies) shall be the property of Agent.

                  (f) For the purposes of this Section 15.6, TSC shall be the Designee for all Real Property Locations identified on Exhibit 15.6.

         15.7 Leased Properties Marketing Period.

                  (a) For the period commencing on the date of the issuance and entry of the Approval Order(s) through and including the Leased Property Termination Date (the "Leased Property Marketing Period"), Agent shall have the exclusive right to market and attempt to sell all of Merchant's right, title and interest in and to the leased properties held by Merchant (the "Leased Properties").

                  (b) At any time prior to the expiration of the Leased Property Marketing Period applicable to any particular Leased Property, Agent shall have the right, which right may be exercised at any time and from time to time in Agent's sole and absolute discretion, to provide notice to the Merchant (each such notice, a "Leased Property Dropout Notice") of Agent's (or its designee) election to discontinue its efforts to market and attempt to sell any Leased Property(ies). Upon the Leased Property Termination Date, Agent shall have no further obligation or liability with respect to the subject Leased Property(ies) covered by a Leased Property Dropout Notice (including any obligation to continue to pay any per diem Real Estate Occupancy Expenses with respect thereto), and the Merchant shall thereafter be solely responsible for all amounts payable or other obligations or liabilities that may be owed in connection with such Leased Property(ies) (including, without limitation, any damages resulting from the rejection of any affected lease(s) under section 365 of the Bankruptcy Code or otherwise).

                  (c) At any time prior to the expiration of the Leased Property Marketing Period for each Leased Property, Agent shall have the right, which right may be exercised at any time and from time to time in Agent's sole and absolute discretion, to provide notice to the Merchant (each such notice, a "Lease Assumption Notice") of Agent's election to require the

Merchant to assume the Lease(s) identified in the subject Lease Assumption Notice(s) and assign same to Agent's Designee. Within fifteen (15) days following the date upon which Agent' delivers a Lease Assumption Notice to the Merchant, the Merchant shall, at no additional cost or expense to Agent, take all requisite actions (including, without limitation, actions required under section 365 of the Bankruptcy Code) to assume and assign the Leased Property to the Designee identified by Agent under such Lease Assumption Notice(s).

                  (d) Without limiting the generality of the foregoing, upon receipt of a Lease Assumption Notice, the Merchant shall use its best efforts to obtain the entry of an order of the Court approving the assumption of the Leased Property(ies) identified in such Lease Assumption Notice(s) and the assignment of such lease(s) to the specified Designee. As used herein, the term "best efforts" shall not require the Merchant to pay any funds or assume any claims, but shall require Merchant or their chapter 11 estates to (i) expend or incur fees, costs and expenses for the payment of attorneys and other professionals whose services may reasonably be required by Agent in connection with the prosecution of any motion seeking the entry of any such assumption and assignment order and (ii) pay any cure amounts outstanding and necessary to comply with Section 365 of the Bankruptcy Code, as provided in subsection (f) below.

                  (e) The Designee under any Lease Assumption Notice shall provide adequate assurance of future performance with respect to any Leased Property that Agent seeks to have assigned pursuant to a Lease Assumption Notice.

                  (f) In the event Agent elects to require the Merchant to assume and assign any Leased Property, as provided above, any and all cure amounts arising under section 365(b)(1) of the Bankruptcy Code with respect to such lease shall be apportioned between the parties as follows: (a) the Merchant shall pay all such amounts arising with respect to the period prior to the commencement of the Leased Property Marketing Period and (b) Agent shall pay all such amounts as shall have arisen and relate solely to the Leased Property Marketing Period. Upon the Closing Date, subject to Agent's payment of the Real Estate Occupancy Expenses, any and all security deposits, tax and insurance escrows or similar impounds held by the lessees under the subject leases shall be the property of Agent. In the event Agent (or its designee) elects to require the Merchant to assume and assign any lease, as provided above, and the Merchant has insufficient funds with which to pay any Merchant-apportioned amounts under section 365(b)(1) of the Bankruptcy Code with respect to such lease, then in such event Agent shall be permitted to advance the payment of such cure amount and offset such payment against any Real Estate Occupancy Expense or other Expense payment obligation.

                  (g) Regardless of whether Agent directs the Merchant to reject any one or more Leased Properties at any time, the cost and expenses of the rejection at any time of any one or more such leases, including, without limitation, the filing and prosecution of any motions or other papers with respect to the same, shall be borne solely by the Merchant and their chapter 11 estates.

         Section 16. Miscellaneous.

         16.1 Notices. All notices and communications provided for pursuant to this Agreement shall be in writing, and sent by hand, by facsimile, or a recognized overnight delivery service, as follows:

If to the Agent:               Great American Group
                               One Parkway North - Suite 520
                               Deerfield, IL 60015
                               Attn: Benjamin L. Nortman
                               Tel:  847/444-1400
                               Fax:  847/444-1401

                               Gordon Brothers Retail Partners LLC
                               40 Broad Street
                               Boston, MA  02109
                               Attn: Mitchell Cohen
                               Tel:  617/422-6207
                               Fax:  617/422-6288

                               DJM Asset Management LLC
                               445 Broad Hollow Road
                               Melville, NY  11747
                               Attn: Andrew E. Graiser
                               Tel:  631/752-1100
                               Fax:  631/752-1231

                               Tractor Supply Company
                               320 Plus Park Blvd.
                               Nashville, TN  37217
                               Attn: James Wright
                               Tel:  615/366-4619
                               Fax:  615/366-4855

With a copy to:                Traub, Bonacquist & Fox LLP
                               655 Third Avenue - 21st Floor
                               New York, NY 10017
                               Attn: Paul Traub
                               Tel:  212/476-4770
                               Fax:  212/476-4787


                               Shipman & Goodwin LLP
                               One Landmark Square
                               Stamford, CT  06901-2676
                               Attn: Edward M. Kane
                               Tel:  203/324-8108
                               Fax:  203/324-8199

If to Merchant:                Quality Stores, Inc.
                               455 E. Ellis Road
                               Muskegon, MI  49441

With a copy to:                Kirkland & Ellis LLP
                               200 East Randolph
                               Chicago, IL 60601
                               Attn: James H.M. Sprayregan, Esq.
                               Tel:  312/861-2000
                               Fax:  312/861-2200

         16.2 Governing Law; Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. The parties hereto agree that the Bankruptcy Court shall retain jurisdiction to hear and finally determine any disputes arising from or under this Agreement, and by execution of this Agreement each party hereby irrevocably accepts and submits to the jurisdiction of such court with respect to any such action or proceeding and to service of process by certified mail, return receipt requested to the address listed above for each party.

         16.3 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.

         16.4 Amendments. This Agreement may not be modified except in a written instrument executed by each of the parties hereto.

         16.5 No Waiver. No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

         16.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Agent and Merchant, including, but not limited to, any chapter 11 or chapter 7 trustee. Merchant and Agent shall be permitted to collaterally assign their rights under this Agreement to their lenders.

         16.7 Execution in Counterparts. This Agreement may be executed in two
(2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one agreement. This Agreement may be executed by facsimile, and such facsimile signature shall be treated as an original signature hereunder.

         16.8 Section Headings. The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

         16.9 [Intentionally left blank.]

         16.10 Reporting. If requested by Merchant, Agent shall prepare weekly reports including, without limitation, reports that comply with the Merchant's current weekly cash reporting to its central office, reflecting the progress of the Sale which shall specify the Proceeds received to date. The Agent will maintain and provide to Merchant sales records to permit calculation of and compliance with any percentage rent obligations under Stores leases. During the course of the Sale, Merchant shall have the right to have representatives continually act as observers of the Sale in the Stores so long as they do not interfere with the conduct of the Sale.

         16.11 Termination. This Agreement shall remain in full force and effect until the first to occur of: (i) receipt by Merchant of written notice from Agent that any of the closing conditions specified in Section 9 hereof have not been satisfied within 5 days of the anticipated Sale Commencement Date set forth in Section 5.1; or (ii) the expiration of the Sale Term and completion and certification by Merchant and Agent of the final Sale reconciliation pursuant to
Section 7.7 above.

         16.12 Security Interest. On the Closing Date, Merchant hereby grants to Agent a first priority security interest in and lien upon the Merchandise, the Proceeds, the FF&E, the FF&E Proceeds and the Real Property Interests, to secure all obligations of Merchant to Agent hereunder. The security interest granted to Agent hereunder shall remain junior to the security interest of Merchant's secured pre-petition and post-petition lenders, to the extent of the unpaid portion of the Transaction Consideration and Expenses. Upon Closing, the security interest granted to Agent hereunder shall be deemed properly perfected without the need for further filings or documentation. Agent further agrees that in the event Agent fails to pay Merchant any portion of the Transaction Consideration, Expenses, or any other undisputed amounts due Merchant under this Agreement, and such failure shall continue for five (5) days after written notice by Merchant to Agent, then the security interest granted to Agent hereunder shall be deemed released in an amount equal to such unpaid amounts, provided however, the balance of Agent's security interest shall remain in full force and effect.

         16.13 Joint and Several Liability: Notwithstanding anything to the contrary in this Agreement, whether expressly stated, implied or otherwise interpreted or certified, or any other document related thereto, the obligations of the Agent under this Agreement are the joint and several obligations of Tractor Supply Company, Great American Group, Gordon Brothers Retail Partners LLC, and DJM Asset Management LLC.

         IN WITNESS WHEREOF, Agent and Merchant hereby execute this Agreement by their duly authorized representatives as of the day and year first written above.



                                    TRACTOR SUPPLY COMPANY

                                    By:    /s/ James F. Wright
                                       -----------------------------------------
                                    Name:  James F. Wright
                                         ---------------------------------------
                                    Title: President and Chief Operating Officer


                                    GREAT AMERICAN GROUP

                                    By:    /s/ Benjamin L. Nortman
                                       -----------------------------------------
                                    Name:  Benjamin L. Nortman
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                                    GORDON BROTHERS RETAIL PARTNERS LLC

                                    By:    /s/ James Schaye
                                       -----------------------------------------
                                    Name:  James Schaye
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                                    DJM ASSET MANAGEMENT LLC

                                    By:    /s/ Andrew Graiser
                                       -----------------------------------------
                                    Name:  Andrew Graiser
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                                    QUALITY STORES, INC.

                                    By:    /s/ Peter D. Fitzsimmons
                                       -----------------------------------------
                                    Name:  Peter D. Fitzsimmons
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

Consented and Agreed to
with respect to Sections 6.3 and 16.13
FLEET CAPITAL, for itself and as Agent for Merchant's
Other Secured Lenders.
Secured Lenders

By:
   --------------------------------------
   Name:
   Title:

                                   EXHIBIT 3.1

                  (a) Occupancy Expenses on a per Closing Location and per diem basis.

                  (b) payroll for all Closing Location-level Retained Employees used in conducting the Sale or the transfer of Warehouse Merchandise to the Stores, as the case may be for the actual days worked (or in the case of hourly employees, the hours worked) in connection with the Sale;

                  (c) any amounts payable or accrued by Merchant for benefits for Closing Location-level Retained Employees (including, but not limited to, vacation days or vacation pay, sick days or sick leave, FICA, unemployment taxes, workers' compensation and health care insurance benefits, but excluding Excluded Benefits) for Retained Employees used in the Sale for services performed during the Sale Term.

                  (d) Retention Bonuses for Retained Employees as provided in
Section 8.4. of this Agreement;

                  (e) actual costs of Agent's on-site supervision, supervisor travel and supervisor bonuses;

                  (f) In-Store signs and banners which are produced for the Sale;

                  (g) promotional costs including, without limitation, advertising, and direct mail;

                  (h) the costs and expenses of obtaining additional supplies as may be required by Agent in the conduct of the Sale;

                  (i) long distance telephone, postage/overnight delivery/courier charges;

                  (j) credit card and bank card fees, chargebacks and discounts, and bad check write-offs and fees;

                  (k) costs of moving, transferring or consolidating Merchandise between Stores and from the Warehouse to the Stores;

                  (l) the portion of Merchant's casualty insurance premiums attributable to the Merchandise;

                  (m) Third Party payroll processing fees;

                  (n) armored car service;

                  (o) trash removal and ordinary course third party cleanings;

                  (p) Closing Location security and building alarm service;

                  (q) all costs for moving the Merchandise from the Warehouse to the Closing Location; and

                  (r) agent's actual cost of capital and letter of credit fees.

         As used herein, the following terms have the following respective meanings:

                  "Occupancy Expenses" means, without limitation, rent (including, base rent and any portion of percentage rent specifically allocable to the period of the Sale Term on an annualized basis), mortgage payments, CAM (including, but not limited to, snow removal, sprinkler expense and landscaping), real estate and use taxes, HVAC, utilities, telephone charges (including base telephone, leased line charges and data circuit charges), personal property leases (including, point of sale equipment), personal property taxes, equipment repair and maintenance (including cash register maintenance), systems repair and maintenance (including POS systems, store servers, signature pads, routers), building maintenance, building insurance relating to the Stores and Merchant's liability and casualty insurance.

                  "Third Party" means, with reference to any Expenses to be paid to a third party, a party which is not affiliated with or related to Merchant.

                                   EXHIBIT 7.1

                       GUIDELINES FOR CONDUCT OF THE SALES

                  (a) The Sale shall be conducted so that the subject Closing Location remains open during Closing Location normal hours of operation provided for in the Lease for that Closing Location, and, except as may be provided for in any Approval Order, the existing terms of the Merchant's Leases for the Closing Location shall control (i) the operation of the Closing Location during the Sales and (ii) the conduct of the Sales.

                  (b) The Sale shall be conducted in accordance with applicable state and local "Blue Laws".

                  (c) Agent shall not use flashing lights or any type of amplified sound on the leased premises or on any common areas to advertise the Sales or solicit customers for the Sale at that Closing Location.

                  (d) With respect to the advertising of the Sales, Agent shall be permitted to promote and advertise the Sale in accordance with the Agency Agreement and applicable law, including, without limitation, by means of electronic and print media advertising and in-store and exterior signage and banners; provided that all signage shall be professionally lettered, and all banners and hanging signs shall be hung in a professional manner.

                  (e) Conspicuous signs shall be posted at the Closing Locations to the effect that all sales are "final."

                  (f) Agent shall not make any alterations to the storefront or exterior walls of any of the Closing Locations, provided however, to the extent that the Approval Order permits, Agent is permitted to hang signage and banners on the exterior of a Closing Location, provided however, Agent shall be obligated to restore the exterior walls or facade of the Closing Location, at Agent's expense, to the condition in which it existed on the Sale Commencement Date.

                  (g) Agent shall not make any alterations to interior or exterior store lighting.

                  (h) Except as modified by agreement with any lessor, or by any Approval Order, all provisions of any Lease with respect to the affected premises shall remain in full force and effect.

                  (i) Removal by Agent of Merchandise or FF&E will be conducted in the ordinary course of the Merchant's business.

                  (j) Agent shall not remove from any Closing Location r any FF&E so affixed to the real estate that an interest therein arises under real estate law (i.e., "fixtures" within the meaning of the Uniform Commercial Code).